Exhibit 10.1

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH INFORMATION HAS BEEN OMITTED BECAUSE (i) IT IS NOT MATERIAL, AND (ii) IT WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF DISCLOSED.

NON-EXCLUSIVE LICENSE AGREEMENT

This Non-Exclusive License Agreement (this “Agreement”), made as of this 29th day of September, 2020 (“Effective Date”), by and between Abbott Laboratories, having its principal place of business at 100 Abbott Park Road, Abbott Park, IL 60064-3500 USA (“Abbott”), and Quanterix Corporation, having its principal place of business at 900 Middlesex Turnpike, Billerica, MA 01821 USA (“Quanterix”).

W I T N E S S E T H:

WHEREAS, Quanterix is the owner, or otherwise controls or has rights to, certain Licensed Patents related to Single Molecule Detection;

WHEREAS, Abbott is a leading developer and manufacturer [***] for in vitro diagnostic applications, [***];

WHEREAS, [***];

WHEREAS, Abbott desires to obtain a non-exclusive license under the Licensed Patents to develop, have developed, make, have made, use, offer for sale, sell, have sold, service, have serviced and import products and services;

WHEREAS, [***]; and

WHEREAS, Quanterix desires to grant to Abbott such non-exclusive license.

NOW, THEREFORE, in consideration of the mutual obligations and promises set forth below, Abbott and Quanterix hereby agree as follows:

Article 1. Definitions

The following words and phrases, when used herein with initial capital letters, shall have the meanings set forth or referenced below:

1.1	“Affiliate” means an entity that: (a) directly or indirectly controls a Party to this Agreement; or (b) is controlled, directly or indirectly by (i) a Party or (ii) the ultimate parent company of a Party. For purposes of this definition, “control” means ownership of more than fifty percent (50%) of the voting stock of a company or otherwise having the power to govern the financial or operating policies or appoint the management of an entity.

1.2	[***]

1.3	“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the City of Chicago.

1.4	“Calendar Quarter” means a period of three (3) consecutive months starting on the first day of the calendar year (January 1) and the following each successive three (3) consecutive month period.

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH INFORMATION HAS BEEN OMITTED BECAUSE (i) IT IS NOT MATERIAL, AND (ii) IT WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF DISCLOSED.

1.5	“Calendar Year” means each twelve (12) month period during the Term, which shall begin on January 1 and end on December 31, provided, that the first Calendar Year hereof shall begin on the Effective Date and end on the following December 31.

1.6	“Confidential Information” means (a) the existence, terms and conditions of this Agreement (which shall constitute Confidential Information of each Party) and (b) all information disclosed by either Party (the “Disclosing Party”) to the other Party hereunder (the “Receiving Party”), in writing, orally, visually and/or in another form or any information seen while on the premises of either Party, including reports provided by either Party to the other Party under this Agreement, except any portion thereof which:

(i)        is known to the Receiving Party, as evidenced by its written records, before receipt thereof under this Agreement;

(ii)       is disclosed without restriction after execution of this Agreement to the Receiving Party by a Third Party (as hereinafter defined) who has the right to make such disclosure;

(iii)      is or becomes part of the public domain through no breach of this Agreement or fault of the Receiving Party; or

(iv)      is independently developed by or for the Receiving Party by individuals or entities without reference to or use of the information disclosed to the Receiving Party hereunder, as evidenced by its written records.

1.7	[***].

1.8	“Dollars” and “$” each mean the lawful money of the United States.

1.9	“Field” means in-vitro testing of samples for the purpose of detecting, prognosing, predicting, monitoring the status of (including monitoring the effect of treatment) or screening for, diseases, conditions, or infections of any kind, [***].

1.10	[***].

1.11	“Governmental Authority” means any United States federal, state or local or any non-U.S. governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

1.12	“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, consent decree, settlement, determination or award entered by or with any Governmental Authority.

1.13	“Law” means any national, federal, state, provincial, local, municipal, foreign, international, multinational or other constitution, law (including common law), statute, treaty, directive, rule, regulation, ordinance, code, Governmental Order or other legally enforceable requirement, agreement, procedure or interpretation of any Governmental Authority.

1.14	“Licensed Patents” means (a) all patent rights related to Single Molecule Detection that are owned, acquired or controlled (whether through license, sublicense or contract, or through control over an Affiliate with such right) by Quanterix as of the Effective Date; (b) all patent rights related to the patents, patent applications and invention disclosures listed in Exhibit 1.14 of this Agreement; (c) all patent rights related to patent applications related to Single Molecule Detection filed after the Effective Date to the extent claiming inventions conceived or reduced to practice on or before the Effective Date as documented in the written records of Quanterix on or before the Effective Date; (d) any and all divisionals, continuations, reissues, reexamination, renewal, continuations-in-part applications (as to claims that are entitled to a priority date on or before the Effective Date or directed to inventions set forth in clause (b)), extensions, substitutions, confirmations, registrations, or revalidations of or to patents and patent applications included in the foregoing clauses (a), (b) and (c); and (e) any and all foreign counterparts or equivalents of any patent or patent application described in the foregoing clauses (a), (b), (c) and (d).

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH INFORMATION HAS BEEN OMITTED BECAUSE (i) IT IS NOT MATERIAL, AND (ii) IT WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF DISCLOSED.

1.15	“Licensed Product” means any product, [***] which but for the license granted in this Agreement [***] would infringe one or more Valid Claims of a Licensed Patent in the country within the Territory [***].

1.16	“Net Sales” means the gross invoice price of a Licensed Product sold by Abbott or its Affiliates to an unrelated Third Party in an arms-length transaction [***].

1.17	“Party” means Abbott or Quanterix and “Parties” shall mean Abbott and Quanterix.

1.18	[***].

1.19	“Single Molecule Detection” [***]

1.20	“Term” has the meaning ascribed to such term in Article 10.

1.21       “Territory” means worldwide.

1.22	“Third Party” means any natural person, corporation, partnership, joint venture, trust, governmental authority or other business entity or organization other than either or both of the Parties or their Affiliates.

1.23	“U.S. Bankruptcy Code” means Title 11 of the United States Code, 11 U.S.C. §§ 101-1532.

1.24	“Valid Claim” means a claim of an issued and unexpired patent included in Licensed Patents, which claim has not been held invalid or unenforceable by a final unappealable or non-appealed order of a court or agency of competent jurisdiction, or which has not been admitted by the patentee to be invalid or unenforceable.

Article 2. Grant of Rights

2.1	License Grant. Quanterix hereby grants to Abbott and its Affiliates a non-exclusive, royalty-bearing, license, without the right to sublicense, under the Licensed Patents to develop, have developed, make, have made, use, offer for sale, sell, have sold, service, have serviced and import Licensed Products in the Field in the Territory.

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH INFORMATION HAS BEEN OMITTED BECAUSE (i) IT IS NOT MATERIAL, AND (ii) IT WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF DISCLOSED.

Article 3. Development and Commercialization of Licensed Products

3.1	Abbott’s Responsibilities. Abbott shall have full responsibility and sole discretion for the development and commercialization of Licensed Products throughout the Territory, including all studies and filings required to obtain regulatory approval to manufacture, market and sell the Licensed Products in the Territory. Abbott shall develop and commercialize Licensed Products in compliance with all applicable Law.

3.2	Restrictions. [***].

3.3	Diligence. [***].

3.4	Development Updates. No more than once every [***] during the Term, Quanterix may request from Abbott a written report describing in reasonable detail Abbott’s development activities in connection with the Licensed Products, including (a) the development activities conducted by Abbott during the previous [***] period with respect to the Licensed Products and (b) Abbott’s then-current development plans for the Licensed Products. Abbott shall provide such development report [***] receipt of Quanterix’s written request. [***]. In addition, to the extent requested by Quanterix, Abbott shall meet with Quanterix telephonically or by video conference at a time and on a day mutually acceptable to the Parties to discuss any development report provided by Abbott pursuant to this Section 3.4.

Article 4. License Fees, Milestone Payments and Royalties

4.1	Fees, Milestone Payments and Royalties. As consideration for the rights and licenses granted by Quanterix to Abbott and its Affiliates and Quanterix’s agreement to the other terms and conditions set forth in this Agreement, Abbott shall pay to Quanterix the following:

4.1.1	License Fees. Abbott shall pay to Quanterix a non-refundable, non-creditable, payment in the amount of Ten Million Dollars ($10,000,000) within ninety (90) days after the Effective Date.

4.1.2	Milestone Payments. Abbott shall pay to Quanterix milestone payments equal to: [***].

Under no circumstances shall the milestone payments described in this Section 4.1.2 collectively exceed [***]. Abbott shall provide Quanterix with prompt written notice following the occurrence of each milestone event set forth in Section 4.1.2.

4.1.3	Royalty.

(a)	Abbott shall pay to Quanterix a royalty equal to [***] of the Net Sales of [***] that are Licensed Products that are sold in the Territory until such time as the cumulative Net Sales of [***] that are Licensed Products equal [***]. Thereafter, Abbott shall pay to Quanterix a royalty equal to [***] of the Net Sales of [***] that are Licensed Products that are sold in the Territory.

(b)	Abbott shall pay to Quanterix a royalty equal to [***] of the Net Sales of [***] that are Licensed Products that are sold in the Territory until such time as the cumulative Net Sales of [***] that are Licensed Products equal [***]. Thereafter, Abbott shall pay to Quanterix a royalty equal to [***] of the Net Sales of [***] that are Licensed Products that are sold in the Territory.

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH INFORMATION HAS BEEN OMITTED BECAUSE (i) IT IS NOT MATERIAL, AND (ii) IT WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF DISCLOSED.

4.2	[***].

4.3	Royalties Payable Only Once. Abbott’s obligation to pay royalties to Quanterix pursuant to the terms of this Agreement shall be imposed only once with respect to the same unit of Licensed Product, regardless of the number of Valid Claims or patents set forth in Licensed Patents pertaining thereto. There shall be no multiple royalties payable under this Agreement.

4.4	[***].

4.5	Payment Terms. Royalties payable pursuant to Section 4.1.3 shall be payable on Net Sales of Licensed Products on a country-by-country basis. Abbott shall pay to Quanterix within [***] following the end of each Calendar Quarter royalties based on the Net Sales during the previous Calendar Quarter. Upon termination of Abbott's obligation to remit royalty payments to Quanterix with respect to any Licensed Product in any country, Abbott and its Affiliates shall have a fully paid, irrevocable, royalty-free, perpetual license in such country to the Licensed Patents to develop, have developed, make, have made, use, offer for sale, sell, have sold, service, have serviced and import such Licensed Product.

4.6	Royalty Reports.

(a) Within [***] after the end of each Calendar Quarter, Abbott shall deliver to Quanterix a royalty report that specifies on a country-by-country basis: (i) the Net Sales of Licensed Products by Abbott and its Affiliates during such Calendar Quarter, (ii) the applicable royalty rate under this Agreement with respect to such Net Sales; (iii) the royalty calculation and royalties payable in Dollars with respect to such Net Sales; (iv) the amount of withholding taxes, if any, required by applicable Law to be deducted with respect to such royalties and (v) any reduction to the royalty applied by Abbott pursuant to Section 4.4.

(b) In the event that any of the Net Sales reflected in a royalty report delivered to Quanterix pursuant to Section 4.6(a) are attributable to a Licensed Product that is characterized as a Licensed Product because of the patents identified as Specified Licensed Patents in Exhibit 1.14 and irrespective of whether such Licensed Product may also be characterized as a Licensed Product because of any other Licensed Patent (a “Specified Licensed Product”), then Abbott shall specify in such royalty report the portion of the Net Sales during the applicable Calender Quarter that are attributable to Specified Licensed Products.

4.7	Transfer of Payments. All payments due and payable to Quanterix hereunder shall be made in Dollars by wire transfer of immediately available funds to the following account:

[***]

[***]

4.8	Currency Conversion. For sales made in a currency other than US Dollars, royalties payable under the Agreement shall be determined by Abbott using its then-current standard conversion methodology consistent with generally accepted accounting principles.

4.9	Tax Withholding. Insofar as any and all earned royalties and other payments that are due to Quanterix under this Agreement are subject to taxation where the taxes are imposed on Quanterix, Quanterix shall bear all such taxes. Quanterix hereby authorizes Abbott to withhold such taxes from the payments that are payable to Quanterix hereunder if Abbott is either: (a) required to do so under the tax Laws of the country of sale; or (b) directed to do so by an agency of such government. Abbott shall provide Quanterix with the best available evidence of payment whenever Abbott deducts such taxes from any payment due Quanterix. Where any sum due to be paid to Quanterix is subject to any withholding or similar tax, the Parties shall use commercially reasonable efforts to do all such acts and things and to sign all such documents as shall enable them to take advantage of any applicable double taxation agreement or treaty. If there is no applicable double taxation agreement or treaty, or if an applicable double taxation agreement or treaty reduces but does not eliminate such withholding or similar tax, Abbott or its Affiliates shall pay such withholding or similar tax to the appropriate government authority, deduct the amount so paid from the amount otherwise due Quanterix, and secure and send to Quanterix the available evidence of such payment.

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH INFORMATION HAS BEEN OMITTED BECAUSE (i) IT IS NOT MATERIAL, AND (ii) IT WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF DISCLOSED.

4.10	Preferential Terms. [***].

Article 5. Books and Records

5.1	Record Keeping. Abbott shall keep full and accurate accounting records of Net Sales of Licensed Products under the licenses granted herein in sufficient detail to determine the royalties payable by Abbott to Quanterix hereunder. Upon reasonable written notice to Abbott, Quanterix shall have the right during normal business hours during the term of this Agreement and for six (6) months after its termination to have an independent certified public accountant selected by Quanterix and acceptable to Abbott (the “Auditor”) audit Abbott’s records pertaining to Net Sales of Licensed Product under the licenses granted herein on a confidential basis to verify the royalties payable by Abbott to Quanterix pursuant to this Agreement; provided, however, that such audit shall not: (a) take place more frequently than once per calendar year; and (b) cover records for more than the preceding two (2) years. Such certified public accountant shall enter into a non-disclosure agreement with confidentiality provisions at least as stringent as those set forth in this Agreement and shall only disclose to Quanterix its conclusion as to the accuracy of the royalty reports and payments. Any adjustment in payment shall be made within ninety (90) days after demonstration of any underpayment or overpayment.

5.2	Cost of Audits. All fees and expenses of any audit requested by Quanterix pursuant to Section 5.1 shall be borne by Quanterix; provided, however, that if any such audit reveals that Abbott underpaid the royalties due to Quanterix under this Agreement as to the time period being audited by [***] of the amount that was payable for such time period and the underpayment amount is [***], then Abbott shall reimburse Quanterix for the cost of such audit in addition to paying to Quanterix the amount of such underpayment.

Article 6. Patents

6.1	Patent Costs. Quanterix is and shall remain solely responsible for advancing and making payment of all costs, including legal fees, incurred for the drafting, filing, and prosecution of applications for Licensed Patents in the Territory, maintaining all Licensed Patents in the Territory, including any re-issues, re-examinations, post grant reviews, appeals and oppositions, and all maintenance fees and taxes for all patent applications and patents issuing therefrom in the Territory. Quanterix shall promptly, and in no event later than ten (10) days following the end of the applicable Calendar Quarter, provide a written report to Abbott identifying any material change in the current status of any Licensed Patent, such as grant, opposition, invalidity, action, abandonment, or patent termination.

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH INFORMATION HAS BEEN OMITTED BECAUSE (i) IT IS NOT MATERIAL, AND (ii) IT WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF DISCLOSED.

6.2	Updates to Licensed Patents. Quanterix shall be responsible for updating Exhibit 1.14 to include the current status, developments and updates to Licensed Patents listed therein and providing written notice to Abbott of the status, developments and updates thirty (30) days following the end of the applicable Calendar Quarter. Abbott’s royalty obligations pursuant to Section 4.1.3 shall begin upon receipt of notice under this Agreement that a patent included in Licensed Patents has issued.

6.3	Third Party Infringement. Each Party shall provide to the other all non-confidential and non-privileged information in its possession concerning any potential infringement of Licensed Patents by a Third Party within thirty (30) days after becoming aware of such infringement. During the Term of this Agreement, if either Party becomes aware that any Third Party (“Infringing Third Party”) is infringing any Valid Claim, such Party shall notify the other Party. Quanterix shall have sole discretion to institute legal proceedings against such Infringing Third Party with respect to the alleged infringement of the Licensed Patents. If within ninety (90) days after the date of such notice Quanterix has not either caused such infringement to stop, entered into a license with such Infringing Third Party or commenced and continued to diligently pursue legal proceedings against such Infringing Third Party, then the Parties shall mutually agree on an appropriate adjustment of the royalties and milestone fees payable by Abbott under this Agreement to reflect any adverse impact that Quanterix’ failure to enforce such Licensed Patents has on the Licensed Products in the country or countries in which said infringement is taking place. Quanterix shall bear the cost and expense of such legal proceedings and Quanterix shall receive all compensation that results from such legal proceedings.

6.4	Infringement of a Third Party’s Patent.

6.4.1	Each Party shall provide prompt notice to the other Party if it becomes aware that a Third Party has obtained in any country a patent which claims the same subject matter as any Licensed Patent.

6.4.2	Each Party shall notify the other Party promptly of any Claim for infringement of any patents belonging to Third Parties which has been threatened, or has brought against either Party, by reason of the manufacture, use, sale or importation of any Licensed Product. If a Claim for infringement is brought by a Third Party against Abbott with regard to any Licensed Product manufactured, used, sold or imported by Abbott, Abbott shall defend such actions at its own cost and expense. Abbott shall have the right to control such Claim and to settle such Claim at its sole expense and retain all damages received, if any, provided, that any such settlement shall not, without the consent of Quanterix, impose any liability or obligation on Quanterix or otherwise adversely affect the scope, validity or enforceability of any of the Licensed Patents.

6.5	Quanterix and Abbott agree to reasonably cooperate with each other in any infringement Claim brought by or against a Third Party and covered by this Agreement. To the extent any Claim for infringement pursuant to Section 6.4.2 is controlled by Abbott pursuant to this Agreement, at the request and expense of Abbott, Quanterix shall permit reasonable access to all relevant records, papers, information, samples, specimens, etc., during regular business hours and upon reasonable notice. Nothing contained herein shall be deemed or construed to require Quanterix to disclose to Abbott any Confidential Information or proprietary information in the absence of a confidentiality agreement, joint defense agreement or other written agreement providing for such disclosure in a form mutually acceptable to the Parties.

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH INFORMATION HAS BEEN OMITTED BECAUSE (i) IT IS NOT MATERIAL, AND (ii) IT WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF DISCLOSED.

6.6	Rights in Bankruptcy. All Licensed Patents and licenses granted under or pursuant to this Agreement are, and shall be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code or any applicable analogous provisions in any other country or jurisdiction, licenses of rights to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. Quanterix agrees that Abbott and its Affiliates, as licensees of such rights under this Agreement, shall retain and may fully exercise all of their rights and elections under the U.S. Bankruptcy Code or any analogous provisions in any other country of jurisdiction. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against Quanterix under the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction, Abbott shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, which, if not already in Abbott’s possession, shall be promptly delivered to it (a) upon Quanterix’s receipt of a notice from Abbott requesting such information, unless Quanterix elects to continue to perform all of its obligations under this Agreement, or (b) if not delivered under clause (a) above, following the rejection of this Agreement by or on behalf of Quanterix, upon receipt of a notice from Abbott requesting such information. All of Abbott’s rights, powers and remedies provided herein are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at Law or in equity (including under applicable bankruptcy Laws) in the event of the commencement of a case by or against Quanterix under the bankruptcy Laws. It is the intention and understanding of the Parties that the rights granted to Abbott under this Section 6.6 are essential to Abbott’s business. Quanterix acknowledges that damages for breach of this Section would be difficult to calculate and are not an adequate remedy.

Article 7. Representations and Warranties

7.1	General Representations and Warranties. Each Party hereby represents and warrants to the other Party that:

7.1.1	it is duly organized, validly existing and in good standing under the Laws of its state of incorporation;

7.1.2	it has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform this Agreement and to perform its obligations hereunder;

7.1.3	this Agreement has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with its terms; and

7.1.4	the execution, delivery and performance of this Agreement by it does not (i) conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound; and (ii) violate any applicable Law or Governmental Order.

7.2	Intellectual Property Warranties. Quanterix represents and warrants to Abbott that (a) Quanterix is the sole owner of, or otherwise controls, the Licensed Patents, (b) Quanterix has the right to grant the rights and licenses granted to Abbott and its Affiliates herein, (c) Quanterix has not granted to any Third Party any rights or licenses inconsistent or in conflict with the rights and licenses granted to Abbott and its Affiliates herein, (d) to Quanterix’s knowledge, the Licensed Patents are valid and enforceable, (e) Quanterix is not a party to any existing agreement, option, commitment, or rights, with, of or to any Third Party that would require or allow Quanterix to transfer, license or otherwise make available to such Third Party any rights, intellectual property, know-how or technology of Abbott or its Affiliates, including under that certain joint development and license agreement entered into on November 14, 2012, by bioMérieux and Quanterix, (f) as of the Effective Date, there are no adverse actions, suits or claims pending against Quanterix in any court or by or before any governmental body or agency with respect to the Licensed Patents and to the best of Quanterix’s knowledge, except as previously disclosed in writing to Abbott, no such actions, suits or claims have been threatened against Quanterix; (g) to Quanterix’s knowledge, the exploitation of the Licensed Patents do not infringe, misappropriate or otherwise violate any intellectual property of any Third Party; and (h) other than as set forth on Exhibit 1.14, Quanterix has no invention disclosures as of the Effective Date related to the Single Molecule Detection technology. Quanterix shall consult with Abbott prior to the abandonment of any Licensed Patent that is reasonably likely to adversely affect the license granted to Abbott under this Agreement.

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH INFORMATION HAS BEEN OMITTED BECAUSE (i) IT IS NOT MATERIAL, AND (ii) IT WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF DISCLOSED.

7.3	Warranty Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY WARRANTY WITH RESPECT TO ANY TECHNOLOGY, GOODS, SERVICES, RIGHTS OR OTHER SUBJECT MATTER OF THIS AGREEMENT AND EACH PARTY HEREBY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT.

7.4	No Warranty of Success. Nothing contained in this Agreement shall be construed as a warranty, either express or implied, on the part of either Party that (a) research, development or commercialization efforts shall yield a Licensed Product or otherwise be successful or meet its goals, time lines or budgets, or (b) the outcome of any research, development or commercialization efforts utilizing the Licensed Patents shall be commercially exploitable in any respect.

Article 8. Indemnification

8.1	By Quanterix. Quanterix shall indemnify, defend and hold harmless Abbott, its Affiliates, and their respective officers, directors, employees, agents and representatives (hereinafter “Abbott Indemnitees”) from and against any and all Third Party liabilities, claims, demands, actions, suits, losses, damages, costs and expenses (including reasonable attorneys’ fees) (“Claim”) based upon or arising out of: (a) Quanterix’s negligence, recklessness, or willful or deliberate misconduct; or (b) the material breach of this Agreement or any covenant, agreement, representation or warranty made by Quanterix in this Agreement; provided, that Quanterix shall not be required to indemnify any Abbott Indemnitee to the extent such Claim arises from the manufacture, use, sale or importation by or on behalf of Abbott of Licensed Products, or Abbott’s negligence, willful or deliberate misconduct or recklessness, Abbott’s breach of any provision of this Agreement, or any other matter for which Abbott is responsible to indemnify Quanterix pursuant to Section 8.2.

8.2	By Abbott. Abbott shall indemnify, defend and hold harmless Quanterix and its officers, directors, employees, agents and representatives (hereinafter “Quanterix Indemnitees”) from and against any and all Claims based upon or arising out of: (a) the manufacture, use, sale or importation of Licensed Products; (b) Abbott’s negligence, recklessness, willful or deliberate misconduct; or (c) the material breach of this Agreement or any covenant, agreement, representation or warranty made by Abbott in this Agreement; provided, that Abbott shall not be required to indemnify any Quanterix Indemnitee to the extent such Claim arises from Quanterix’s negligence, willful or deliberate misconduct or recklessness, Quanterix’s breach of any provision of this Agreement, or any other matter for which Quanterix is responsible to indemnify Abbott pursuant to Section 8.1.

8.3	Indemnification Procedures. A Party seeking indemnification (the “Indemnified Party”) from the other Party (the “Indemnifying Party”) shall promptly provide notice to the Indemnifying Party of any pending or threatened claim or demand asserted, or any other matter or circumstance that arises, that has given or could reasonably be expected to give rise to a right of indemnification under this Agreement (including a pending or threatened claim or demand asserted by a third party against the Indemnified Party, such claim being a “Third Party Claim”); provided, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article 8 except to the extent the Indemnifying Party is prejudiced by such failure. Except as otherwise provided in this Section, no settlement or compromise of a Third Party Claim shall be binding on a Party without its prior written consent, not to be unreasonably withheld or delayed. So long as the Indemnifying Party is actively defending the Claim, the Indemnified Party shall not settle any such Claim without the prior written consent of the Indemnifying Party, such consent not to be unreasonably withheld or delayed. If the Indemnifying Party does not assume and conduct the defense of the Claim as provided above, (a) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to the Claim in any manner the Indemnified Party may deem reasonably appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), and (b) the Indemnifying Party shall remain responsible to indemnify the Indemnified Party as provided in this Article 8.

8.4	Termination of Indemnification Obligations. All obligations for indemnification on the part of the Parties hereto shall expire four (4) years after the date of termination of this Agreement, except with respect to Claims already notified to the other Party prior to the end of such four (4) year period, which shall continue until the related Claim for indemnification has been satisfied or otherwise resolved pursuant to the terms of this Agreement.

8.5	Limited Liability. NEITHER PARTY HERETO WILL BE LIABLE FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, EXEMPLARY, PUNITIVE OR MULTIPLE DAMAGES ARISING OUT OF THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS HEREUNDER, OR FOR LOST PROFITS ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT REGARDLESS OF ANY NOTICE OF SUCH DAMAGES. NOTHING IN THIS SECTION 8.5 IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY WITH RESPECT TO RECOVERY OF DAMAGES AWARDED TO THIRD PARTY CLAIMANTS (OTHER THAN AN INDEMNITEE) IN THIRD PARTY CLAIMS FOR WHICH INDEMNIFICATION IS SOUGHT UNDER THIS ARTICLE 8, OR DAMAGES AVAILABLE FOR BREACHES OF CONFIDENTIALITY OBLIGATIONS IN ARTICLE 9.

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH INFORMATION HAS BEEN OMITTED BECAUSE (i) IT IS NOT MATERIAL, AND (ii) IT WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF DISCLOSED.

Article 9. Covenants

9.1	Confidentiality. It is contemplated that from time to time during the course of the performance of this Agreement either Party may disclose its Confidential Information to the other Party. Each Party shall not: (a) use or disclose Confidential Information received from the other Party for any purpose other than the performance of the Receiving Party’s obligations hereunder; and (b) disclose Confidential Information to any Third Party, although either Party shall have the right to disclose the other Party’s Confidential Information as permitted by Section 9.3. Each Party shall preserve the confidential nature of the other Party’s Confidential Information in a manner similar to that which it uses to preserve the confidential nature of its own proprietary, non-public information of similar nature and sensitivity. Each Party shall be responsible for the imposition of the confidentiality provisions provided for in this Section upon its own staff, consultants and other advisors prior to disclosing any Confidential Information.

The obligations of the Parties relating to the other Party’s Confidential Information shall expire seven (7) years after the earlier of the expiration or termination of this Agreement. Notwithstanding the foregoing, obligations of confidentiality and non-use with respect to any Confidential Information included in a royalty report pursuant to Section 4.6 obtained from an audit pursuant to Article 5, or otherwise identified as a trade secret by either Party, either orally, visually or in writing, shall remain in place for so long as the applicable Confidential Information retains its status under applicable Law.

9.2	Public Announcements or Disclosures. Neither Party shall, and each Party shall cause its Affiliates not to, make any public announcement, press release or other public disclosure concerning this Agreement or its subject matter, or make any other public statement which includes the name of the other Party or any of its Affiliates concerning the matters described herein, without the prior written approval of the other Party, except (a) for any such disclosure that is required by applicable Law or the rules of a stock exchange on which the securities of the disclosing Party are listed; and (b) in the case of Abbott, for any such disclosure that may be required to develop or commercialize Licensed Products including as necessary or appropriate to secure approvals and/or make regulatory submissions in any country with respect to a Licensed Product, or as necessary in prosecuting or defending litigation related to a Licensed Product. In the event a Party is required to make a public disclosure concerning this Agreement or its subject matter, or make any other public statement which includes the name of the other Party or any of its Affiliates concerning the matters described herein by applicable Law or the rules of a stock exchange on which its securities are listed, such Party shall (i) submit the proposed disclosure in writing to the other Party prior to the date of disclosure, (ii) provide the other Party a reasonable opportunity to comment thereon, and (iii) use commercially reasonable efforts to preserve the confidentiality of the provisions of this Agreement to the extent permitted by applicable Law. The contents of any other announcement or filing or similar publicity that has been reviewed and approved by the Reviewing Party may then be re-released by the other Party without a requirement for advance notice or re-approval. Abbott acknowledges that Quanterix intends to issue the press release attached as Exhibit 9.2 regarding the execution of this Agreement shortly after the Effective Date and a Form 8-K in the form reviewed and approved by Abbott concurrent with the execution hereof, and that such press release and Form 8-K shall be deemed reviewed and approved by Abbott.

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH INFORMATION HAS BEEN OMITTED BECAUSE (i) IT IS NOT MATERIAL, AND (ii) IT WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF DISCLOSED.

9.3	Permitted Disclosures.

9.3.1	Nothing in this Agreement shall be construed to restrict either Party from disclosing Confidential Information as required by applicable Law, including by a court order or other Governmental Order or request, provided in each case Receiving Party shall, to the extent legally permitted, give the Disclosing Party prompt written notice (and in any case at least five (5) Business Days’ notice) of such request or requirement in order to allow Disclosing Party to take whatever action it deems necessary to protect its Confidential Information. In the event that no protective order or other remedy is obtained, or a Party waives compliance with the confidentiality obligations herein, the Receiving Party shall furnish only that portion of the Confidential Information which it is advised by counsel as being legally required. In addition, the Receiving Party shall permit the Disclosing Party to attempt to limit such disclosure by appropriate legal means.

9.3.2	Notwithstanding the nondisclosure obligations set forth in Section 9.1, each Party may disclose the Confidential Information of the other Party to those Third Parties: (a) who have a reasonable need for the Confidential Information in the performance of their services in connection with the matters (including the development and commercialization of products and services) set forth in this Agreement; (b) who are informed of the confidential nature of the Confidential Information; and (c) who are bound not to disclose such Confidential Information or use the same except in the performance of its contractual obligations to Abbott or Quanterix.

9.3.3	Notwithstanding the nondisclosure obligations set forth in Section 9.1, each Party may disclose the terms of this Agreement to such Party’s and its Affiliates’ officers, employees, directors, consultants and agents who need to know such information for purposes of the matters contemplated herein and to such Party’s actual or potential acquirers, investment bankers or other financial advisors, or actual or potential investors or lenders who need to know such information for purposes of the contemplated transaction (collectively, “Representatives”); provided that (x) each such disclosee has been directed by such Party to treat such information confidentially, (y) such disclosee is subject to confidentiality obligations under existing agreements or professional standards that are no less restrictive than those set forth in this Agreement and (z) each Party shall be responsible for any breach of this Agreement by any of its Representatives.

9.4	Tufts License. Abbott acknowledges that Quanterix obtained rights to certain Licensed Patents through an Exclusive License Agreement between Tufts University ("Tufts") and Quanterix effective June 18, 2007, as amended as of the Effective Date (the “Tufts License”). Abbott acknowledges that (i) except as provided under (iii) below, no sublicense rights pursuant to the Tufts License may be sublicensed or assigned to another party without the prior approval of Tufts; (ii) the obligations to Tufts under Sections 3.6, 3.7, 3.8, 3.9, 5.8, 5.9, 5.10, 8.1, 9.2, 11 (excluding the requirements of additional insureds and furnishing certificates of insurance solely to the extent consistent with Section 11.2 of the Tufts License) and 12.3 will be binding on Abbott and be enforceable by both Tufts and Quanterix; and (iii) in the event of the license from Tufts to Quanterix terminating or becoming non-exclusive, Abbott shall be bound directly to Tufts under the terms of this Agreement to extent applicable (e.g., Abbott shall have only a direct license from Tufts for the Field as defined herein). Quanterix shall provide Abbott with prompt written notice of any breach or allegation of breach of the Tufts License.

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH INFORMATION HAS BEEN OMITTED BECAUSE (i) IT IS NOT MATERIAL, AND (ii) IT WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF DISCLOSED.

9.5	Marking. Abbott shall mark all Licensed Products with the appropriate patent number(s) as required for compliance with the requirements of 35 U.S.C. § 287.

Article 10. Term and Termination

10.1	Term. This Agreement shall commence on the Effective Date and shall remain in full force and in effect until the expiration of the last Valid Claim within the Licensed Patents, or as of the effective date of termination if terminated earlier as provided herein (“Term”). At the end of the Term, unless terminated early by Abbott pursuant to Section 10.2, or by Quanterix pursuant to Section 10.3, Abbott shall have a fully-paid up, royalty-free, irrevocable and perpetual license to the Licensed Patents.

10.2	Termination without Cause. Abbott may terminate this Agreement at any time without cause, upon sixty (60) days prior written notice to Quanterix, at which time all licenses granted by Quanterix to Abbott under this Agreement shall terminate.

10.3	Termination for Cause. Either Party may terminate this Agreement upon written notice to the other Party in the event the other Party: (a) materially breaches this Agreement and fails to cure such breach within sixty (60) days after receipt of written notice of breach from the non-breaching Party; or (b) files or otherwise becomes subject to bankruptcy or insolvency proceedings which continue unstayed and in effect for a period of sixty (60) or more days. Notwithstanding anything to the contrary contained herein, this Agreement may not be terminated for cause pursuant to clause (a) of this Section 10.3 without first attempting to resolve the matter underlying such breach through the ADR procedures set forth in Section 11.10.

10.4	Accrued Obligations. The termination, expiration, cancellation or abandonment of this Agreement through any means and for any reason shall not relieve the Parties of any obligations accruing prior thereto, and shall be without prejudice to the rights and remedies of either Party with respect to the antecedent breach of any of the provisions of this Agreement.

10.5	Survival. The following provisions shall survive expiration or early termination of this Agreement: Articles 1, 8 (as to events giving rise to indemnification that occurred prior to expiration or termination only), 9 and 11 (except for Section 11.7) and Sections 10.4, 10.5 and 10.6. In addition, all provisions that survive termination, that are irrevocable or that arise due to termination shall survive in accordance with their terms. Notwithstanding the above, any provisions of this Agreement contemplated by their terms to pertain to a period of time following expiration or termination of this Agreement shall survive only for the specified period of time.

10.6	Effect of Termination. Upon the termination of this Agreement pursuant to Section 10.3, (a) all licenses granted by Quanterix to Abbott under this Agreement shall terminate and (b) Abbott shall have the right to sell such inventory of Licensed Products as it shall have on hand at the time of termination, subject to Abbott’s payment of royalties on such sales pursuant to Section 4.1.3.

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH INFORMATION HAS BEEN OMITTED BECAUSE (i) IT IS NOT MATERIAL, AND (ii) IT WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF DISCLOSED.

Article 11. Miscellaneous

11.1	Entire Agreement. This Agreement, together with the Exhibits incorporated by reference herein, constitutes the entire agreement between the Parties concerning the subject matter hereof, and supersedes all written and oral prior agreements or understandings with respect thereto. Nothing contained herein shall amend or alter that certain N on-Exclusive License Agreement effective as of December 31, 2016 by and between Abbott and Quanterix.

11.2	Waiver / Modification. No waiver or modification of any of the terms of this Agreement shall be valid unless in writing and signed by an authorized representative of each Party. Failure by either Party to enforce any of its rights under this Agreement shall not be construed as a waiver of such rights, nor shall a waiver by either Party in one (1) or more instances be construed as constituting a continuing waiver or as a waiver in other instances.

11.3	Severability. If any term or provision of this Agreement for any reason shall be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision hereof, and this Agreement shall be interpreted and construed as if such term or provision, to the extent the same shall have been held to be invalid, illegal or unenforceable, had never been contained herein.

11.4	Assignment. This Agreement (including any rights or obligations hereunder) shall not be assignable or otherwise transferred to any Third Party by either Party without the other Party’s prior written consent, which consent shall not be withheld unreasonably; except such assignment or transfer by a Party (“Assigning Party”) is permitted, without the other Party’s consent, (a) to an Affiliate of the Assigning Party; (b) in connection with the transfer or sale of all or substantially all of the Assigning Party’s business or assets related to this Agreement; or (c) in the event of the Assigning Party’s merger, consolidation or change in control. Any permitted assignee shall assume all obligations of the Assigning Party under this Agreement.

11.5	Relationship of the Parties. The relationship of the Parties is that of independent contractors. Nothing contained in this Agreement shall be construed so as to constitute the Parties as partners, joint venturers, or agents of the other. Neither Party nor its Affiliates has any express or implied right or authority under or by virtue of this Agreement to assume or create any obligations or make any representations or warranties on behalf of or in the name of the other Party or its Affiliates.

11.6	Notices. All notices and other communications hereunder or by reason of this Agreement shall be in writing and shall be delivered personally, sent by nationally recognized overnight courier (charges prepaid) or by registered or certified mail (postage prepaid) to the following addresses of the respective Parties (or to such other address for a Party as shall be specified by like notice made pursuant to this Section):

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH INFORMATION HAS BEEN OMITTED BECAUSE (i) IT IS NOT MATERIAL, AND (ii) IT WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF DISCLOSED.

If to Quanterix:	Quanterix Corporation 900 Middlesex Turnpike Billerica, MA 01821 Attn: President and CEO

with copy to:	Quanterix Corporation 900 Middlesex Turnpike Billerica, MA 01821 Attn: General Counsel

If to Abbott:	Abbott Laboratories Abbott Diagnostics Division Bldg. CP1-2, Dept. IPIA 100 Abbott Park Road Abbott Park, IL 60064 Attn: [***]

with copy to:	Abbott Laboratories Diagnostics Legal Operations Bldg. CP1-4, Dept. 32CO 100 Abbott Park Road Abbott Park, IL 60064

Notices shall be effective upon receipt if personally delivered, on the first Business Day following deposit with a nationally recognized overnight courier service or on the third Business Day following the date of mailing if sent via registered or certified mail in the United States.

11.7	Force Majeure. Any delay in the performance of any of the duties or obligations of either Party under this Agreement caused by an event outside the affected Party's reasonable control shall not be considered a breach of this Agreement, and the time required for performance shall be extended for a period equal to the period of such delay. Such events shall include: acts of God; pandemics, acts of terrorism; riots; embargoes; fires; explosions; earthquakes; floods; shortages of material or energy; or other unforeseeable causes beyond the reasonable control and without the fault or negligence of the Party so affected. The Party so affected shall give prompt notice to the other Party of such cause and shall take whatever reasonable steps are necessary to relieve the effect of such cause as rapidly as possible.

11.8	Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of each of the Parties and each Party’s respective permitted assigns and successors.

11.9	Governing Law. This Agreement, the performance, enforcement, breach or termination hereof, and any disputes arising in any manner out of, or in relation to, this Agreement (a “Dispute”) shall be construed, governed, interpreted and enforced in accordance with the Laws of the State of New York, USA, without regard to its choice of law principles, except that questions affecting the construction and effect of any patent shall be determined by the Law of the country in which the patent shall have been granted.

11.10	Dispute Resolution. In the event of any Dispute between the Parties, the Parties shall follow the binding alternative dispute resolution procedure ("ADR") described on Exhibit 11.10.

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH INFORMATION HAS BEEN OMITTED BECAUSE (i) IT IS NOT MATERIAL, AND (ii) IT WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF DISCLOSED.

11.11	Interpretation. When a reference is made in this Agreement to Sections, Subsections, Tables or Exhibits, such references shall be to a Section, Subsection, Table or Exhibit to this Agreement unless otherwise indicated. The word “or” shall not be exclusive; the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” Where the context hereto requires, the singular number shall be deemed to include the plural and vice-versa. Headings of Articles, Sections and Subsections have been added for the convenience of reference only and shall neither be relied upon in construing this Agreement nor be deemed to be a part hereof. Use of any gender herein to refer to any person shall be deemed to comprehend masculine, feminine and neuter unless the context clearly requires otherwise. Unless otherwise specified in a particular case, the word “days” refers to calendar days. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is referenced in the beginning or at the end of the calculation of such period shall be excluded (for example, if an action is to be taken within two (2) days after a triggering event and such event occurs on a Tuesday, then the action must be taken on or before Thursday and if any action is to be taken within or no later than two (2) days before a target date and the target date is a Thursday, the action must be taken before Tuesday). If the last day of any period referenced herein is a non-Business Day, the period in question shall end on the next succeeding Business Day. If the triggering event for any act to be done or step to be taken pursuant to this Agreement occurs after normal business hours, such triggering event shall be deemed to have occurred on the next succeeding Business Day. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes or promulgation of regulations and rules thereunder and references to all attachments, schedules and exhibits thereto and instruments incorporated therein.

11.12	Counterparts. This Agreement may be executed in two (2) original counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic method shall be as effective as delivery of a manually executed counterpart of this Agreement.

11.13	Mutual Drafting. This Agreement is the joint product of Abbott and Quanterix, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of the Parties and their respective legal counsel and advisers. Any rule of construction that a document shall be interpreted or construed against the drafting Party shall not be applicable.

11.14	No Reliance. Each Party hereby acknowledges and represents that it has not relied on any representation, warranty, or other assurance, except those set out in this Agreement. The Parties hereby waive all rights and remedies, at Law or in equity, arising or which may arise as the result of a Party’s reliance on such representation, warranty, or other assurance, provided that nothing herein shall be construed as a restriction or limitation of said Party’s right to remedies associated with the gross negligence, willful misconduct or fraud of any person or Party taking place prior to, or contemporaneously with, the execution of this Agreement.

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH INFORMATION HAS BEEN OMITTED BECAUSE (i) IT IS NOT MATERIAL, AND (ii) IT WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF DISCLOSED.

11.15	Abbott’s Affiliates. Abbott guarantees that its Affiliate(s) shall comply with the terms and conditions of this Agreement, and any undertaking by any such Affiliate shall not release Abbott of any of its obligations hereunder.

[Remainder of Page Intentionally Left Blank]

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH INFORMATION HAS BEEN OMITTED BECAUSE (i) IT IS NOT MATERIAL, AND (ii) IT WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF DISCLOSED.

IN WITNESS WHEREOF, each Party has caused this Agreement to be executed on its behalf by its duly authorized representative(s) as of the Effective Date.

ABBOTT LABORATORIES		QUANTERIX CORPORATION

By:	/s/ JOHN F. GINASCOL	By:	/s/ KEVIN HRUSOVSKY

Title:	EXECUTIVE VICE PRESIDENT, CORE DIAGNOSTICS	Title:	PRESIDENT & CHIEF EXECUTIVE OFFICER

Date:	September 29, 2020	Date:	September 29, 2020

[Signature Page to Non-Exclusive License Agreement]

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH INFORMATION HAS BEEN OMITTED BECAUSE (i) IT IS NOT MATERIAL, AND (ii) IT WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF DISCLOSED.

EXHIBIT 1.14

Licensed Patents

[***]

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH INFORMATION HAS BEEN OMITTED BECAUSE (i) IT IS NOT MATERIAL, AND (ii) IT WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF DISCLOSED.

EXHIBIT 9.2

PRESS RELEASE

Quanterix Enters into a License Agreement that Grants Abbott Access to Portfolio of Bead-Based Technology Patents for Use in In Vitro Diagnostics

BILLERICA, Mass., XXX – Quanterix Corporation (NASDAQ: QTRX), a company digitizing biomarker analysis to advance the science of precision health, today announced it has entered into a non-exclusive royalty-bearing license agreement with Abbott Laboratories (NYSE: ABT), the global healthcare company. The non-exclusive license grants Abbott access to Quanterix’s portfolio of bead-based technology patents for use in in vitro diagnostic (IVD) applications.

Under the terms of the agreement, Quanterix will receive an initial license fee, milestone fees subject to the achievement by Abbott of future development, regulatory, and launch milestones and royalties on the sale of licensed products. To learn more about Quanterix click here

About Quanterix

Quanterix is a company that’s digitizing biomarker analysis with the goal of advancing the science of precision health. The company’s digital health solution, Simoa, has the potential to change the way in which healthcare is provided today by giving researchers the ability to closely examine the continuum from health to disease. Quanterix’ technology is designed to enable much earlier disease detection, better prognoses and enhanced treatment methods to improve the quality of life and longevity of the population for generations to come. The technology is currently being used for research applications in several therapeutic areas, including oncology, neurology, cardiology, inflammation and infectious disease. The company was established in 2007 and is located in Billerica, Massachusetts.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "may," "will," "expect," "plan," "anticipate," "estimate," "intend" and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. Forward-looking statements in this news release are based on Quanterix’ expectations and assumptions as of the date of this press release. Each of these forward-looking statements involves risks and uncertainties. Factors that may cause Quanterix’ actual results to differ from those expressed or implied in the forward-looking statements in this press release are discussed in Quanterix’ filings with the U.S. Securities and Exchange Commission, including the "Risk Factors" sections contained therein. Except as required by law, Quanterix assumes no obligation to update any forward-looking statements contained herein to reflect any change in expectations, even as new information becomes available.

CONTACTS

Media Contact:

PAN Communications

Staci Didner, 407 734 7325
Pan.quanterix@pancomm.com

Investor Relations Contact:

Stephen Hrusovsky

shrusovsky@quanterix.com

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH INFORMATION HAS BEEN OMITTED BECAUSE (i) IT IS NOT MATERIAL, AND (ii) IT WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF DISCLOSED.

EXHIBIT 11.10

ALTERNATIVE DISPUTE RESOLUTION

1.       Prior to commencing an ADR proceeding, a Party shall first send written notice of the dispute to the other Party for attempted resolution by good faith negotiations between the Parties’ respective presidents (or their designees) of the affected subsidiaries, divisions, or business units. If the dispute is not resolved within twenty-eight (28) days after receipt of the notice of dispute, or if the Parties fail to meet within such twenty-eight (28) day period, then either Party may initiate an ADR proceeding as provided herein with respect to such dispute.

2.       To begin an ADR proceeding, a Party shall provide written notice to the other Party of the issues related to the dispute to be resolved by ADR. Within fourteen (14) days after its receipt of such notice, the other Party may, by written notice to the Party initiating the ADR, add additional issues related to the dispute to be resolved within the same ADR.

2.       Within twenty-one (21) days following the initiation of the ADR proceeding, the Parties shall select a mutually acceptable independent, impartial and conflicts-free neutral to preside in the resolution of any disputes in this ADR proceeding. If the Parties are unable to agree on a mutually acceptable neutral within such period, each Party shall select one independent, impartial and conflicts-free neutral and those two neutrals shall select a third independent, impartial and conflicts-free neutral within ten (10) days thereafter.  None of the neutrals selected may be current or former employees, officers or directors of either Party or its Affiliates.

3.       No earlier than twenty-eight (28) days or later than fifty-six (56) days after selection is completed, the neutral(s) shall hold a hearing to resolve each of the issues identified by the Parties. The ADR proceeding shall take place at a location to be mutually agreed upon by the Parties. If the Parties cannot agree upon the location, the neutral(s) shall designate the location, which location shall not be the principal place of business of either Party.

4.       At least seven (7) days prior to the hearing, each Party shall submit the following to the other Party and the neutral(s):

(a)        a copy of all exhibits on which such Party intends to rely in any oral or written presentation to the neutral(s);

(b)        a list of any witnesses such Party intends to call at the hearing, and a short summary of the anticipated testimony of each witness;

(c)        a proposed ruling on each issue to be resolved, together with a request for a specific damage award or other remedy for each issue. The proposed rulings and remedies shall not contain any recitation of the facts or any legal arguments and shall not exceed one (1) page per issue. The Parties agree that neither side shall seek as part of its remedy any punitive damages.

(d)        a brief in support of such Party’s proposed rulings and remedies, provided that the brief shall not exceed twenty (20) pages. This page limitation shall apply regardless of the number of issues raised in the ADR proceeding.

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH INFORMATION HAS BEEN OMITTED BECAUSE (i) IT IS NOT MATERIAL, AND (ii) IT WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF DISCLOSED.

Except as expressly set forth in subparagraphs 4(a) - 4(d), no discovery shall be required or permitted by any means, including depositions, interrogatories, requests for admissions, or production of documents.

5.       The hearing shall be conducted on two (2) consecutive days and shall be governed by the following rules:

(a)        Each Party shall be entitled to five (5) hours of hearing time to present its case. The neutral(s) shall determine whether each Party has had the five (5) hours to which it is entitled.

(b)        Each Party shall be entitled, but not required, to make an opening statement, to present regular and rebuttal testimony, documents or other evidence, to cross-examine witnesses, and to make a closing argument. Cross-examination of witnesses shall occur immediately after their direct testimony, and cross-examination time shall be charged against the Party conducting the cross-examination.

(c)        The Party initiating the ADR shall begin the hearing and, if it chooses to make an opening statement, shall address not only issues it raised but also any issues raised by the responding Party. The responding Party, if it chooses to make an opening statement, also shall address all issues raised in the ADR. Thereafter, the presentation of regular and rebuttal testimony and documents, other evidence, and closing arguments shall proceed in the same sequence.

(d)        Except when testifying, witnesses shall be excluded from the hearing until closing arguments.

(e)        Settlement negotiations, including any statements made therein, relating to any of the issues to be resolved in the ADR proceeding, regardless of when those negotiations occurred, shall not be admissible under any circumstances. Affidavits prepared for purposes of the ADR proceeding also shall not be admissible. As to all other matters, the neutral(s) shall have sole discretion regarding the admissibility of any evidence.

6.       Within seven (7) days following completion of the hearing, each Party may submit to the other Party and the neutral(s) a post-hearing brief in support of its proposed rulings and remedies, provided that such brief shall not contain or discuss any new evidence and shall not exceed ten (10) pages. This page limitation shall apply regardless of the number of issues raised in the ADR proceeding.

7.        The neutral(s) shall rule on each disputed issue within fourteen (14) days following completion of the hearing. Such ruling shall adopt in its entirety the proposed ruling and remedy of one of the Parties on each disputed issue but may adopt one Party’s proposed rulings and remedies on some issues and the other Party’s proposed rulings and remedies on other issues. The neutral(s) shall not issue any written opinion or otherwise explain the basis of the ruling.

8.       The neutral(s) shall be paid a reasonable fee plus expenses. These fees and expenses, along with the reasonable legal fees and expenses of the prevailing Party (including all expert witness fees and expenses), the fees and expenses of a court reporter, and any expenses for a hearing room, shall be paid as follows:

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH INFORMATION HAS BEEN OMITTED BECAUSE (i) IT IS NOT MATERIAL, AND (ii) IT WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF DISCLOSED.

(a)         If the neutral(s) rule(s) in favor of one Party on all disputed issues in the ADR, the losing Party shall pay one hundred percent (100%) of such fees and expenses.

(b)        If the neutral(s) rule(s) in favor of one Party on some issues and the other Party on other issues, the neutral(s) shall issue with the rulings a written determination as to how such fees and expenses shall be allocated between the Parties. The neutral(s) shall allocate fees and expenses in a way that bears a reasonable relationship to the outcome of the ADR, with the Party prevailing on more issues, or on issues of greater value or gravity, recovering a relatively larger share of its legal fees and expenses.

9.       The rulings of the neutral(s) and the allocation of fees and expenses shall be binding, non-reviewable, and non-appealable, and may be entered as a final judgment in any court having jurisdiction.

10.      Except as provided in paragraph 9 or as required by applicable Law, the existence of the dispute, any settlement negotiations, the ADR hearing, any submissions (including exhibits, testimony, proposed rulings, and briefs), and the rulings shall be deemed Confidential Information. The neutral(s) shall have the authority to impose sanctions for unauthorized disclosure of Confidential Information.

11.      All ADR hearings shall be conducted in the English language.

12.      Each Party shall have the right to be represented by counsel in an ADR proceeding.